UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 3, 2014

WATSCO, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

1-5581	59-0778222
(Commission File Number)	(IRS Employer Identification No.)

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

(Address of principal executive offices, including zip code)

(305) 714-4100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2014, the Board of Directors of Watsco, Inc. appointed Bob L. Moss, 66, to the Board. Mr. Moss previously served as a Watsco director for 20 years from 1992 to 2012. Mr. Moss is the Chairman and Chief Executive Officer of Moss & Associates LLC, founded in 2004 and one of the largest general contractors in the Southern United States. Mr. Moss meets the Company’s independence guidelines for non-management directors and will serve as a Class B Common Stock director and as a member of the Board’s Audit, Compensation and Nominating & Strategy Committees. His initial term will expire at the Company’s 2014 annual meeting of shareholders, at which he will stand for election for a term expiring in 2016.

Mr. Moss will participate in the non-employee director compensation arrangements described in the “Director Compensation” section of the Company’s 2013 Proxy Statement. There are no arrangements or understandings between Mr. Moss and any other person pursuant to which Mr. Moss was appointed to the Board, nor has the Company engaged in any transaction, nor are there any contemplated transactions, with Mr. Moss that would require disclosure in this Current Report on Form 8-K.

Mr. Moss replaces George P. Sape, who resigned from the Company’s Board effective March 3, 2014. Mr. Sape and the Company have no disagreements, and the Company is grateful for his service and contributions as a Board member for the past 10 years.

Also on March 3, 2014, Paul W. Johnston, 61, was appointed to the newly-created position of Senior Vice President, Office of the Chairman. In his new role, Mr. Johnston will advise our Chairman and CEO in focusing on long-term strategy initiatives for the Company. In connection with his new appointment, Mr. Johnston vacated his role as a named executive officer, having served as Vice President of the Company since March 2008. Mr. Johnston remains a full-time employee of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WATSCO, INC.

Dated: March 7, 2014	By:	/s/ Ana M. Menendez
Ana M. Menendez,
Chief Financial Officer